UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CALIFORNIA MICRO DEVICES CORPORATION
(Name of Registrant as Specified in Its Charter)

DIALECTIC CAPITAL MANAGEMENT, LLC
DIALECTIC CAPITAL PARTNERS, LP
DIALECTIC OFFSHORE, LTD.
DIALECTIC ANTITHESIS PARTNERS, LP
DIALECTIC ANTITHESIS OFFSHORE, LTD.
JOHN FICHTHORN
LUKE FICHTHORN
BRYANT RILEY
J. MICHAEL GULLARD
KENNETH POTASHNER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 30, 2009, Dialectic Capital Management, LLC (“Dialectic”), together with the other participants named therein, made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of nominees as directors at the 2009 annual meeting of stockholders of California Micro Devices Corporation.

Item 1:  On September 4, 2009, Dialectic issued the following press release:

RISKMETRICS GROUP, GLASS LEWIS & CO. AND PROXY GOVERNANCE, INC. ALL AFFIRM THE NEED FOR CHANGE ON THE BOARD OF DIRECTORS OF CALIFORNIA MICRO DEVICES

RiskMetrics Group Recommends Stockholders Vote the GOLD Proxy Card to Elect All Three Dialectic Nominees - John Fichthorn, J. Michael Gullard and Kenneth Potashner

Dialectic Urges All Stockholders to Vote the GOLD Proxy Card Now to Support the Election of the Dialectic Nominees

NEW YORK, Sept. 4 /PRNewswire/ – Dialectic Capital Management, LLC (“Dialectic”) announced today that the three leading independent proxy voting advisory firms, RiskMetrics Group (“RMG”), Glass Lewis & Co. (“Glass Lewis”) and PROXY Governance, Inc. (“PGI”), have all recommended that stockholders of California Micro Devices Corporation (“CMD” or the “Company”) (NasdaqGM: CAMD) vote on Dialectic’s GOLD proxy card to elect Dialectic nominees to the Board of Directors of CMD at its September 17, 2009 annual meeting.  RMG has recommended that CMD stockholders vote on Dialectic’s GOLD proxy card to elect all three Dialectic nominees, John Fichthorn, J. Michael Gullard and Kenneth Potashner, to the Board of Directors of CMD.  The Dialectic group is the second largest stockholder of the Company and beneficially owns 2,025,011 shares, representing approximately 8.8% of the Company’s outstanding common stock.

Excerpts from RMG’s Analysis and Recommendation

In recommending that CMD stockholders vote on Dialectic’s GOLD proxy card to elect all three Dialectic nominees, John Fichthorn, J. Michael Gullard and Kenneth Potashner, to the Board of Directors of CMD, RMG stated the following:

On CMD’s operating and share price performance

“Over the last five years, CMD’s operating performance has steadily deteriorated resulting in the company having below peer average revenue growth, operating income margin and normalized EBITDA margins. Apart from poor operating metrics, CMD also suffers from below peer average TSR [Total Shareholder Return]. We note that CMD has significantly underperformed its peer group over 1-year, 3-year and 5-year periods in terms of TSR.”

On RMG’s rationale for supporting Dialectic Nominees Fichthorn, Gullard and Potashner

“…we believe that Messrs. Potashner and Gullard have relevant industry backgrounds, public board experience, and management skills. As such, we believe their inclusion on CMD’s board could add value to board deliberations. Further, Mr. Fichthorn’s election to the board would bring the significant shareholder perspective, which appears to be lacking given the board’s limited stock ownership. Likewise, Mr. Fichthorn has been an investor in technology companies for many years, affording him a familiarity with this sector.”

Excerpts from PGI’s Analysis and Recommendation

In recommending that CMD stockholders vote on Dialectic’s GOLD proxy card to elect Dialectic nominees John Fichthorn and J. Michael Gullard to the Board of Directors of CMD, PGI stated the following:

On “the most revealing issue for shareholders” - the Company’s use of its cash

“Given that the company has been unable to provide a significant return to shareholders over the last few years, does not appear to have any specific plan to use the cash productively, and has no debt or other significant ongoing liabilities, shareholders should wonder why the company is so committed to maintaining such a relatively large cash balance.”

“… as both sides agree, too little cash on hand would make current and potential customers wary of doing business with the company.  Only the dissidents appear to have taken that analysis to the next level, however, by first quantifying how much cash would provide a sufficiently conservative buffer for those concerns, and then developing a responsible proposal for maintaining a strong balance sheet while also redistributing the excess cash to shareholders.”

On the qualifications of Dialectic’s Nominees

“We believe the company would particularly benefit from the addition of two of these nominees: Fichthorn – whose financial background and significant beneficial ownership would bring a strong shareholder perspective – and Gullard – whose career has focused heavily on helping moribund companies address exactly the sort of organizational and business challenges the dissidents have identified at CAMD.”

“…we also believe the third dissident nominee, Potashner, would likely make an excellent director and brings significant credible experience to the board…”

On PGI’s rationale for supporting Dialectic Nominees Fichthorn and Gullard

“What is central to the dissident arguments, and supported by the dissidents’ selection of a compelling slate of nominees, is a very shareholder-friendly willingness to revaluate inefficient, ineffective, and potentially value-destructive policies and practices.”

“The company, however, continues to struggle with a now long-standing inability to deliver meaningful improvements in either operating results or shareholder value. As a result, we believe shareholders would be best served by electing the two dissident nominees – Fichthorn and Gullard – whose significant beneficial ownership, financial background, and turnaround experience offer the best opportunity to redress those issues.”

Excerpts from Glass Lewis’ Analysis and Recommendation

In recommending that CMD stockholders vote on Dialectic’s GOLD proxy card to elect Dialectic nominee J. Michael Gullard to the Board of Directors of CMD, Glass Lewis stated the following:

On the Company’s financial performance and poor acquisition history

“…we agree with the Dissident that the Company’s deteriorating financial performance and poor handling of a recent acquisition call into question whether the Company’s board has provided sufficient oversight in recent years.”

“We find that the Company’s annual revenue declines year-over-year have exceeded the peer mean and median since 2006.  In addition, the Company’s gross margin has fallen below the peer mean and median on an annual basis since at least fiscal 2004 (source:  FactSet).”

“Furthermore, we are troubled by the Company’s execution of the acquisition of Arques Technology, Inc. … [W]e are concerned that this acquisition has contributed to the Company’s recurring losses and flawed cost structure.”

On Glass Lewis’ rationale for supporting Dialectic Nominee Gullard

“Overall, we believe the Company’s ever-worsening financial results and underperformance relative to its peers in various areas warrant a change to the current board.  In our view, the presence of one or more new directors on the board may provide a fresh perspective to tackle the Company’s challenges.”

“Based on his relevant operating and board experience, we believe Dissident nominee J. Michael Gullard would bring valuable insight to the board and provide a much-needed impetus to effect change.”

John Fichthorn, Dialectic’s managing member, stated, “We are pleased that RMG, Glass Lewis and PGI are convinced of the need for change on the CMD Board.  The Dialectic nominees are committed to working productively with the other members of the Board to ensure the best interests of all stockholders are represented.”

Concluded Fichthorn, “We thank stockholders who have already voted the GOLD proxy card for the Dialectic nominees and urge all other stockholders to return the GOLD proxy card today to elect Dialectic’s three highly-qualified director nominees who have the skills and perspective necessary to turn around CMD.”

If you have any questions, require assistance with voting your GOLD proxy card or need additional copies of Dialectic’s proxy materials, please contact:

Okapi Partners
780 Third Avenue, 30th Floor
New York, NY 10017
Stockholders Call Toll-Free at: (877) 285-5990
Banks and Brokers Call Collect at: (212) 297-0720
info@okapipartners.com

About Dialectic Capital Management, LLC

Dialectic Capital Management, LLC is a hedge fund sponsor based in New York, New York.  It manages a multi-sector long/short equity fund.

Contact:

B. Riley & Co., LLC
Salomon Kamalodine
310-689-2217